FIXED ACCOUNT ENDORSEMENT

This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.

The effective date of this endorsement for new Contracts is the Contract Date and for existing Contracts is the Endorsement Effective Date.

This endorsement makes this Fixed Account available for your Contract.

This endorsement terminates on the date the Contract terminates.

Contract Number: [00000000000]

Owner(s): [John Doe]

Endorsement Effective Date: [01/01/2024]

Interest Term: [1 year]

Initial Interest Rate: [1.00%]

Initial Guaranteed Minimum Interest Rate: [1.00%]

FIXED ACCOUNT INTEREST

Any portion of the Contract Value allocated to this Fixed Account will earn interest at the fixed account interest rate.

The initial interest rate, shown above, applies from the Contract Date through the end of the initial Interest Term.

At the end of each Interest Term we will declare, at our discretion, a new fixed account interest rate for each subsequent Interest Term. Any adjusted rate will apply for the next Interest Term when the rate can again be adjusted.

The fixed account interest rate will never be less than the applicable guaranteed minimum interest rate. The Initial Guaranteed Minimum Interest Rate, shown above, will apply for the duration of the Surrender Charge Period. Starting with the Interest Term when your Surrender Charge Period ends and every Interest Term thereafter, the guaranteed minimum interest rate will be redetermined, but will never be less than 1.00%. The guaranteed minimum interest rate will equal the average of the daily 5-year Constant Maturity Treasury (CMT) from each business day during the second preceding calendar quarter prior to the beginning of the Interest Term, rounded to the nearest 0.05%, less 1.25%, with a maximum value of 3% and a minimum value of 1%.

Interest is credited daily in accordance with the declared interest rate. Declared interest rates are annual effective interest rates which include the effect of daily compounding of interest over a 12-month period.